January 31, 2005



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form NSAR dated January 31, 2005, of the North Country Funds with the Securities and Exchange
Commission and are in agreement with the statements contained therein.

Sincerely,




McCurdy & Associates CPA's, Inc.
/s/ James T. McCurdy

By
James T. McCurdy


cc: The North Country Funds